  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 19, 2000.

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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 3
                                       TO
                                 SCHEDULE 14D-9

                     SOLICITATION/RECOMMENDATION STATEMENT
                      PURSUANT TO SECTION 14(d)(4) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                            ------------------------

                             ENDOSONICS CORPORATION
                           (NAME OF SUBJECT COMPANY)

                             ENDOSONICS CORPORATION
                       (NAME OF PERSON FILING STATEMENT)

                            ------------------------

                    COMMON STOCK, PAR VALUE $.001 PER SHARE
                         (TITLE OF CLASS OF SECURITIES)

                                  29264K-10-5
                     (CUSIP NUMBER OF CLASS OF SECURITIES)

                            ------------------------

                              REINHARD J. WARNKING
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                             ENDOSONICS CORPORATION
                               2870 KILGORE ROAD
                        RANCHO CORDOVA, CALIFORNIA 95670
                                 (916) 638-8008
          (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO
   RECEIVE NOTICE AND COMMUNICATIONS ON BEHALF OF PERSON(S) FILING STATEMENT)

                            ------------------------

                                   COPIES TO:
                              JOHN M. NEWELL, ESQ.
                                LATHAM & WATKINS
                       505 MONTGOMERY STREET, SUITE 1900
                        SAN FRANCISCO, CALIFORNIA 94111
                                 (415) 391-0600

[ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.
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

     This statement amends and supplements the Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission (the "Commission") on August 21, 2000 (the "Schedule 14D-9") by EndoSonics Corporation, a corporation organized under the laws of the State of Delaware (the "Company"), as amended by Amendment No. 1 thereto, filed with the Commission on August 22, 2000 by the Company and as further amended by Amendment No. 2 thereto, filed with the Commission on September 1, 2000, relating to an offer by JOMED Acquisition Corp., a corporation organized under the laws of the State of Delaware ("Purchaser") and a wholly owned subsidiary of JOMED N.V., a corporation organized under the laws of The Netherlands ("JOMED"), disclosed in a Tender Offer Statement on Schedule TO, dated August 21, 2000 (the "Schedule TO"), to purchase all of the issued and outstanding shares of common stock, par value $.001 per share, of the Company (the "Common Stock"), including the associated rights to purchase shares of the Company's Series A Participating Preferred Stock (the "Rights" and together with the Common Stock, the "Shares") issued pursuant to the Preferred Shares Rights Agreement (the "Rights Agreement") dated as of October 20, 1998, between the Company and ChaseMellon Shareholders Services, L.L.C. (in such capacity, the "Rights Agent"), at a price of $11.00 per Share, net to the seller in cash (the "Offer Price"), upon the terms and subject to the conditions set forth in the offer to purchase (the "Offer to Purchase"), dated August 21, 2000, and the related letter of transmittal (the "Letter of Transmittal," which, as may be amended and supplemented from time to time, together with the Offer to Purchase, constitute the "Offer").

ITEM 8.  ADDITIONAL INFORMATION

     (b) OTHER MATERIAL INFORMATION.

     The response to Item 8 is hereby amended by adding the following after the last paragraph of Item 8(b):

     On September 19, 2000, JOMED issued a press release announcing that Purchaser had accepted for purchase and payment 16,593,039 of the issued and outstanding Shares pursuant to the Offer. The press release states that the 16,593,039 Shares includes 478,737 Shares that have been tendered to Purchaser where the stockholder has guaranteed delivery of its Shares within three business days of the expiration of the Offer, and also states that the 16,593,039 Shares plus the 268,100 Shares already owned by JOMED equals 92.78% of the issued and outstanding Shares. A copy of the press release is filed as Exhibit (a)(5)(D) hereto and is incorporated herein by reference.

ITEM 9.  MATERIAL TO BE FILED AS EXHIBITS.

     Item 9 is hereby amended by filing the indicated exhibit:

EXHIBIT
-------
(a)(1)(A)   Offer to Purchase dated August 21, 2000 ("Offer to
            Purchase") (incorporated herein by reference to Exhibit
            (a)(1)(A) to Schedule TO filed by Purchaser with respect to the Company on August 21, 2000 ("Schedule TO")).
(a)(1)(B)   Letter of Transmittal (incorporated herein by reference to
            Exhibit (a)(1)(B) to Schedule TO).
(a)(1)(C)   Information Statement Pursuant to Section 14(f) of the
            Securities Exchange Act of 1934 and Rule 14f-1 thereunder
            (incorporated by reference herein and attached to the
            Schedule 14D-9 filed by the Company on August 21, 2000 (the
            "Schedule 14D-9") as Annex A).
(a)(1)(D)   Letter to Stockholders of the Company dated August 21, 2000
            (incorporated by reference herein and attached to the
            Schedule 14D-9 as Annex C).
(a)(5)(A)   Text of Press Release dated August 7, 2000 (incorporated
            herein by reference to Exhibit (a)(5) of the Company's
            Schedule 14D-9 filed with the Securities and Exchange
            Commission (the "Commission") on August 7, 2000).
(a)(5)(B)   Summary Advertisement as published in The Wall Street
            Journal on August 21, 2000 (incorporated herein by reference to Exhibit (a)(5)(B) to Schedule TO).
(a)(5)(C)*  Text of Press Release dated September 1, 2000.
(a)(5)(D)+  Text of Press Release dated September 19, 2000.
(e)(1)      Agreement and Plan of Merger, dated as of August 5, 2000, by and among JOMED, Purchaser and the Company (incorporated
            herein by reference to the Company's Current Report on Form
            8-K filed with the Commission on August 9, 2000).
(e)(2)*     Confidentiality Agreement, dated June 26, 2000, between
            JOMED and the Company.
(e)(3)      Opinion of U.S. Bancorp Piper Jaffray Inc. dated August 5,
            2000 (incorporated by reference herein and attached to the
            Schedule 14D-9 as Annex B).
(e)(4)*     Certificate of Incorporation of the Company.
(e)(5)*     Amended Bylaws of the Company.
(e)(6)*     1988 Stock Option Plan and form of a Stock Option Agreement.
(e)(7)*     Form of Indemnification Agreement between the Company and
            the directors of the Company.
(e)(8)      Distribution Agreement, dated December 15, 1998, between the
            Company and JOMED (incorporated herein by reference to the
            Company's Annual Report on Form 10-K (File No. 0-19880)
            filed with the Commission on March 31, 1999).
(e)(9)      IVUS Guided Stent Delivery System Development, Supply and
            Distribution Agreement, dated December 15, 1998, between the
            Company and JOMED (incorporated herein by reference to the
            Company's Annual Report on Form 10-K (File No. 0-19880)
            filed with the Commission on March 31, 1999).
(e)(10)     Master Distribution Agreement, dated December 13, 1999,
            between the Company and JOMED (incorporated herein by
            reference to the Company's Annual Report on Form 10-K (File
            No. 0-19880) filed with the Commission on March 30, 2000).
(e)(11)     1999 Nonstatutory Stock Option Plan of the Company
            (incorporated herein by reference to the Company's Annual
            Report on Form 10-K (File No. 0-19880) filed with the
            Commission on March 30, 2000).
(e)(12)     Nonstatutory Stock Option Agreement, dated November 8, 1999, by and between the Company and Robrecht L.W. Michiels
            (incorporated herein by reference to the Company's Annual
            Report on Form 10-K (File No. 0-19880) filed with the
            Commission on March 30, 2000).
(e)(13)*    1998 Stock Option Plan.

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* Previously filed.
+ Filed herewith.

                                   SIGNATURE

     After due inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                          ENDOSONICS CORPORATION

                                          By: /s/ REINHARD J. WARNKING
                                            ------------------------------------
                                            Reinhard J. Warnking
                                            Chairman and Chief Executive Officer

Dated: September 19, 2000

                                 EXHIBIT INDEX

EXHIBIT
-------
(a)(1)(A)  Offer to Purchase dated August 21, 2000 ("Offer to
           Purchase") (incorporated herein by reference to Exhibit
           (a)(1)(A) to Schedule TO filed by Purchaser with respect to the Company on August 21, 2000 ("Schedule TO")).
(a)(1)(B)  Letter of Transmittal (incorporated herein by reference to
           Exhibit (a)(1)(B) to Schedule TO).
(a)(1)(C)  Information Statement Pursuant to Section 14(f) of the
           Securities Exchange Act of 1934 and Rule 14f-1 thereunder
           (incorporated by reference herein and attached to the
           Schedule 14D-9 filed by the Company on August 21, 2000 (the
           "Schedule 14D-9") as Annex A).
(a)(1)(D)  Letter to Stockholders of the Company dated August 21, 2000
           (incorporated by reference herein and attached to the
           Schedule 14D-9 as Annex C).
(a)(5)(A)  Text of Press Release dated August 7, 2000 (incorporated herein by reference to Exhibit (a)(5) of the Company's
           Schedule 14D-9 filed with the Securities and Exchange
           Commission (the "Commission") on August 7, 2000).
(a)(5)(B)  Summary Advertisement as published in The Wall Street
           Journal on August 21, 2000 (incorporated herein by reference to Exhibit (a)(5)(B) to Schedule TO).
(a)(5)(C)* Text of Press Release dated September 1, 2000.
(a)(5)(D)+ Text of Press Release dated September 19, 2000.
(e)(1)     Agreement and Plan of Merger, dated as of August 5, 2000, by and among JOMED, Purchaser and the Company (incorporated
           herein by reference to the Company's Current Report on Form
           8-K filed with the Commission on August 9, 2000).
(e)(2)*    Confidentiality Agreement, dated June 26, 2000, between
           JOMED and the Company.
(e)(3)     Opinion of U.S. Bancorp Piper Jaffray Inc. dated August 5,
           2000 (incorporated by reference herein and attached to the
           Schedule 14D-9 as Annex B).
(e)(4)*    Certificate of Incorporation of the Company.
(e)(5)*    Amended Bylaws of the Company.
(e)(6)*    1988 Stock Option Plan and form of a Stock Option Agreement.
(e)(7)*    Form of Indemnification Agreement between the Company and
           the directors of the Company.
(e)(8)     Distribution Agreement, dated December 15, 1998, between the
           Company and JOMED (incorporated herein by reference to the
           Company's Annual Report on Form 10-K (File No. 0-19880)
           filed with the Commission on March 31, 1999).
(e)(9)     IVUS Guided Stent Delivery System Development, Supply and
           Distribution Agreement, dated December 15, 1998, between the
           Company and JOMED (incorporated herein by reference to the
           Company's Annual Report on Form 10-K (File No. 0-19880)
           filed with the Commission on March 31, 1999).
(e)(10)    Master Distribution Agreement, dated December 13, 1999,
           between the Company and JOMED (incorporated herein by
           reference to the Company's Annual Report on Form 10-K (File
           No. 0-19880) filed with the Commission on March 30, 2000).
(e)(11)    1999 Nonstatutory Stock Option Plan of the Company
           (incorporated herein by reference to the Company's Annual
           Report on Form 10-K (File No. 0-19880) filed with the
           Commission on March 30, 2000).
(e)(12)    Nonstatutory Stock Option Agreement, dated November 8, 1999, by and between the Company and Robrecht L.W. Michiels
           (incorporated herein by reference to the Company's Annual
           Report on Form 10-K (File No. 0-19880) filed with the
           Commission on March 30, 2000).
(e)(13)*   1998 Stock Option Plan.

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* Previously filed.

+ Filed herewith.